Exhibit 99.1
GAYLORD ENTERTAINMENT CO. ANNOUNCES TENDER OFFER FOR ANY AND ALL OF
ITS 8% SENIOR NOTES DUE 2013
NASHVILLE, Tenn. (September 22, 2009) — Gaylord Entertainment Co. (NYSE: GET) announced today the commencement of a cash tender offer for any and all of its outstanding 8% Senior Notes due 2013 (the “2013 Notes”). There is currently $259,810,000 aggregate principal amount of the 2013 Notes outstanding. In conjunction with the tender offer, the Company is soliciting consents from holders of the 2013 Notes to effect certain proposed amendments to the indenture governing the 2013 Notes. The tender offer and the consent solicitation (the “Offer”) are being made pursuant to an Offer to Purchase and Consent Solicitation Statement and a related Letter of Transmittal and Consent, each dated as of September 23, 2009. The Offer will expire at 11:59 p.m., New York City time, on October 21, 2009, unless extended or earlier terminated (the “Expiration Date”).
Holders who validly tender their 2013 Notes and provide their consents to the proposed amendments to the indenture governing the 2013 Notes prior to the consent payment deadline of 5:00 p.m., New York City time, on October 6, 2009, unless extended (the “Consent Date”), shall receive the total consideration equal to $1,027.92 per $1,000 principal amount of the 2013 Notes, which includes a consent payment of $1.25 per $1,000 principal amount of the 2013 Notes, plus any accrued and unpaid interest on the 2013 Notes up to, but not including, the payment date.
Holders who validly tender their 2013 Notes and provide their consents to the proposed amendments to the indenture governing the 2013 Notes after the Consent Date but on or prior to the Expiration Date shall receive the tender offer consideration equal to $1,026.67 per $1,000 principal amount of the 2013 Notes, plus any accrued and unpaid interest on the 2013 Notes up to, but not including, the payment date for such 2013 Notes. Holders of 2013 Notes who tender after the Consent Date will not receive a consent payment.

Upon receipt of the consent of the holders of a majority in aggregate principal amount of the outstanding 2013 Notes, the Company will execute a supplemental indenture effecting the proposed amendments. Except in certain circumstances, 2013 Notes tendered and consents delivered may not be withdrawn or revoked upon the earlier of (i) 5:00 p.m., New York City time, on October 6, 2009, and (ii) execution of the supplemental indenture.
The Offer is subject to customary conditions, including, among other things, a requisite consent condition and a financing condition.
This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The Offer is only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal and Consent. The Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of the Company, the dealer manager and solicitation agent, the information agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their 2013 Notes in the Offer.
The Company has engaged Deutsche Bank Securities, Inc. to act as dealer manager and solicitation agent for the Offer, D.F. King & Co., Inc. to act as information agent for the Offer and U.S. Bank National Association to serve as depositary for the Offer. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 549-6726 (U.S. toll free), or in writing to 48 Wall Street, New York, New York 10005. Questions regarding the offer may be directed to Deutsche Bank Securities Inc. at (212) 250-7772 (collect).
About Gaylord Entertainment
Gaylord Entertainment (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. The Company’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about the Company, visit www.GaylordEntertainment.com.

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, including recessionary economic conditions in the United States, the timing of the opening of new hotel facilities, increased costs and other risks associated with building and developing new hotel facilities, the geographic concentration of our hotel properties, business levels at the Company’s hotels, our ability to successfully operate our hotels, our ability to obtain financing for new developments and the availability of debt and equity financing on favorable terms. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the Securities and Exchange Commission and include the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, Senior Vice President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Gaylord Entertainment	Gaylord Entertainment
615-316-6588	(615) 316-6302
mfioravanti@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~	~or~
Patrick Chaffin, Vice President of Strategic Planning and Investor Relations	Josh Hochberg
Gaylord Entertainment	Sloane & Company
615-316-6282	(212) 446-1892
pchaffin@gaylordentertainment.com	jhochberg@sloanepr.com